Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Award Plan, the 2014 Employee Stock Purchase Plan and the 2014 Employment Commencement Incentive Plan of Achaogen, Inc. of our report dated March 15, 2016, with respect to the consolidated financial statements of Achaogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
March 15, 2016